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Exhibit 4.7

INCENTIVE STOCK OPTION PLAN
FOR EMPLOYEES OF THE ENGLISH AND WELSH SUBSIDIARIES
OF
GUCCI GROUP N.V.

l.      Purpose of the Plan.

        This Incentive Stock Option Plan for employees of the English and Welsh subsidiaries of Gucci Group N.V. (the "Plan") is established by Gucci Group N.V., a company organized under the laws of The Netherlands ("NV") and each of its direct and indirect subsidiaries organized under the laws of England and Wales (the "Subsidiaries" and each one, a "Subsidiary") for the benefit of the employees of the Subsidiaries. This Plan restates, consolidates and entirely replaces the Gucci Limited Amended and Restated Incentive Stock Option Plan, the Luxury Timepieces (UK) Limited Amended and Restated Incentive Stock Option Plan and the Gucci Services Limited Amended and Restated Incentive Stock Option Plan.

        The Plan is designed to enable the Subsidiaries to attract, retain and motivate members of the management, employees, consultants and certain other of their officers and directors by providing for or increasing their proprietary interest in NV. The Plan provides for the grant of options ("Options") that qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), as well as Options that do not so qualify ("Non-Qualified Options") to acquire common shares of NV (the "Shares") and for the grant of share appreciation rights ("SARs") with respect to Shares of NV.

2.    Shares Subject to the Plan.

        The maximum number of shares that may be subject to Options or SARs granted hereunder shall not in the aggregate exceed such number of Shares as is determined by the Supervisory Board of NV from time to time, subject to adjustment under Section 11 hereof. The Shares that may be subject to Options granted under the Plan may be authorized and unissued Shares or Shares reacquired by NV, or any subsidiary of NV, and held as treasury stock. The number of Shares that may be subject to Options or SARs pursuant to this Plan shall be reduced by the number of Shares attributable to Options or SARs granted by NV or by other direct or indirect subsidiaries of NV pursuant to plans adopted by NV or such subsidiaries which are similar to this Plan. In no event shall an Option or SAR be granted pursuant to this Plan without the consent of the committee responsible for administration of the Gucci Group N.V. Incentive Stock Option Plan (the "Committee"). The execution of a stock option agreement by a representative of such Committee shall be conclusive evidence of the Committee's consent.

        Shares that are subject to the unexercised portions of any Options that expire, terminate or are cancelled, and Shares that are subject to any SARs that expire, terminate or are cancelled, shall again be available for the grant of Options or SARs under the Plan. Any Option or portion thereof that is surrendered shall terminate, and the Shares theretofore subject to the Option or portion thereof shall not be available for further use under the Plan.

3.    Shares Subject to Stock Option Agreement.

        All Shares issuable or transferable under Options or SARs granted pursuant to this Plan may be subject to a stock option agreement between a Participant (as herein after defined) and the Subsidiary that employs such Participant (the "Employer Subsidiary") and may be subject to other agreements as the Board of Directors of the Employer Subsidiary (the "Board") or the Committee may deem appropriate. A copy of the stock option agreement and any other agreements, if required, shall be executed by the recipient of an Option or SAR at, or as soon as practicable after, the time of grant, and, notwithstanding Section 4, may be executed by any one member of the Committee or by a representative of the Committee.

4.    Administration of the Plan.

        The Plan shall be administered by the Committee, consisting of two or more outside directors, as such term is defined in Section 162(m) of the Code, appointed by the Board. If no persons are designated by the Board to serve on the Committee, the Plan shall be administered by the Supervisory Board of NV or any committee appointed by the Supervisory Board of NV to administer the Gucci Group N.V. Incentive Stock Option Plan, and all references herein to the Committee shall refer to the Board or its designated Committee. The Board and the Supervisory Board of NV shall have the discretion to add, remove or replace members of the Committee and shall have the sole authority to fill vacancies on the Committee.

        If the Committee consists of two persons, its actions shall be authorized by the consent of both Committee members. If the Committee consists of more than two persons, its actions shall be authorized by either a majority vote at a duly called meeting or by written consent of all of its members. The Committee shall have sole authority and absolute discretion to (a) adopt, amend and rescind such rules and regulations to construe and interpret the Plan, the stock option agreements, other agreements and other instruments evidencing Options and SARs granted under the Plan and (b) make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and conclusive upon the Participants (as hereinafter defined). Notwithstanding the foregoing, any dispute arising under any stock option agreement or other agreement shall be resolved pursuant to the dispute resolution mechanism set forth in such stock option agreement or other agreement.

        Subject to the express provisions of the Plan, the Committee shall determine the number of Shares subject to grants or sales and the terms thereof, including the provisions relating to the exercisability of Options and SARs, lapse and non-lapse of restrictions upon the Shares obtained or obtainable under the Plan and the termination or forfeiture of Options and SARs under the Plan. No Subsidiary shall grant Options to any one person such that the total number of shares subject to Options granted to such person pursuant to the Gucci Group N.V. Incentive Stock Option Plan and similar Incentive Stock Option Plans adopted by NV's Subsidiaries in any one year would exceed one-half the number of Shares reserved for issuance hereunder. The terms upon which Options and SARs are granted shall be evidenced by a written stock option agreement executed by the Employer Subsidiary and the Participant to whom it has granted such Options or SARs.

        No member or former member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option or SAR granted under it. Each member or former member of the Committee or the Board shall be indemnified and held harmless by the Subsidiaries against all costs or expenses (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member's or former member's own fraud or bad faith. Indemnification shall be in addition to any rights of indemnification the member or former member may have as a director or under the by-laws of the Subsidiaries.

5.    Eligibility; Date of Grant.

        Persons who shall be eligible for grants of Options or SARs hereunder shall be those directors of the Subsidiaries, those employees of the Subsidiaries who are members of management committees or are officers, senior executives, senior managers or managers of the Subsidiaries and those consultants of the Subsidiaries (provided that such consultants are not Dutch residents and that such grant is in compliance with the laws of the jurisdiction in which the Options or SARs are granted) that the Committee may from time to time designate to participate under the Plan ("Participants") through grants of Non-Qualified Options, Incentive Stock Options and, if applicable, SARs.

6.    Terms and Conditions of Options.

        All terms and conditions of the Options and SARs shall be determined by the Supervisory Board of NV or the Committee. No Option shall be granted for a term of more than ten years, unless otherwise determined by the Supervisory Board of NV or the Committee. Options may, in the discretion of the Committee, be granted with associated SARs or be amended to provide for associated SARs. The stock option agreements or other agreements may contain such other terms, provisions and conditions as may be determined by the Committee as long as such terms, conditions and provisions are not inconsistent with the Plan. The Committee shall designate as such those Options intended to be eligible to qualify and be treated as Incentive Stock Options and, correspondingly, those Options not intended to be eligible to qualify and be treated as Incentive Stock Options.

7.    Exercise Price of Options.

        The exercise price for each Option or SAR granted under this Plan shall be determined by the Supervisory Board of NV or the Committee and may be adjusted in accordance with Section 11 of this Plan (the "Exercise Price"). The Exercise Price shall be set forth in the stock option agreement. Notwithstanding the foregoing, the per Share Exercise Price of an Option shall in no event be less than the per Share nominal value of the Shares subject to the Option.

        Except as otherwise provided herein, payment for Shares acquired upon exercise of any Option granted hereunder shall be in cash, cashier's check, certified bank check or by wire transfer at the time of exercise (or at such later date as may be permitted or required under the relevant stock option agreement or other agreements), except that, if either the stock option agreement so provides or the Committee so permits, and if the Employer Subsidiary is not then prohibited from doing so, such payment may be made in whole or in part with shares of stock of the same class as the stock then subject to the Option. The Committee may instruct a Participant either (a) to transfer all of the exercise price directly to NV or all of the exercise price directly to the Employer Subsidiary or (b) to transfer a portion of the exercise price directly to NV and the remainder directly to the Employer Subsidiary. In the event that shares held by NV in treasury are made available in connection with the exercise of any option, NV shall receive the full exercise price of such options upon transfer of the shares. In the event that the Participant transfers the entire exercise price to the Employer Subsidiary pursuant to the instructions of the Committee, the Employer Subsidiary shall forward all or a portion of such exercise price to NV on behalf of the Participant, and such portion shall in no event be less than the nominal value of the Shares subject to such exercise price.

        The Committee also may on an individual basis permit payment by other lawful alternative means, including by delivery of an executed exercise notice together with irrevocable instructions to a broker promptly to deliver to the Employer Subsidiary or to NV the amount of sale or loan proceeds required to pay the exercise price.

8.    Nontransferability.

        Unless provided otherwise in the stock option agreement, any Option or SAR granted under this Plan shall by its terms be nontransferable by the Participant other than by will or the laws of descent and distribution (in which case such descendant or beneficiary shall be subject to all terms of the Plan applicable to Participants) and is exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

9.    Incentive Stock Options.

        The provisions of the Plan are intended to facilitate the grant of options that satisfy the requirements set forth in Section 422 of the Code and the regulations promulgated thereunder (including the aggregate fair market value limits set forth in Section 422(d) of the Code) with respect to Incentive Stock Options granted under the Plan. If an Option is granted with the intention that it satisfy the requirements set forth under Section 422 of the Code, then for so long as required under Section 422 of the Code and the regulations promulgated thereunder (or any successor statute or rules) during the term of the Plan, the aggregate fair market value of the Shares with respect to which Incentive Stock Options are first exercisable by a Participant during any calendar year shall not exceed $100,000. For the purpose of this section, the fair market value of the Shares shall be the price at which the Shares are trading publicly at the time the Incentive Stock Option is granted.

10.  Share Appreciation Rights.

        The Committee may, under such terms and conditions as it deems appropriate, grant SARs to an eligible employee selected by the Committee, which may or may not be associated with Options. Upon exercise of an SAR, the Participant shall be entitled to receive such payment as is specified in the stock option agreement. Such payment may be made in additional Shares valued at their fair market value on the date of exercise or in cash, or partly in Shares and partly in cash, as the Committee may designate. The Committee may require that any SAR shall be subject to the condition that the Committee may at any time in its absolute discretion not allow the exercise of such SAR.

11.  Adjustments.

        In the event of any one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, extraordinary dividends, distributions or similar events, an appropriate adjustment shall be made in the number, exercise or sale price or type of shares or securities for which Options or SARs may thereafter be granted under the Plan. The Committee also shall designate the appropriate changes that shall be made in Options or SARs under the Plan, so as to preserve the value of any such Options or SARs. The Committee may do so either at the time the Option or SAR is granted or at the time of the event causing the adjustments. Any such adjustment in outstanding Options or SARs shall be made without changing the aggregate exercise price applicable to the unexercised portions of such Options or SARs.

12.  Duration of Plan.

        Options or SARs may not be granted under this Plan after September 30, 2005, unless otherwise determined by the Committee.

13.  Amendment and Termination of the Plan.

        The Board may at any time amend, suspend or terminate this Plan. Additionally, the Committee may amend any stock option agreement or other agreements entered into with respect to any Option or SAR granted hereunder to the extent necessary for the Option or SAR to comply with applicable tax or securities laws. However, no amendment, suspension or termination of the Plan or of any stock option agreement or other agreements issued hereunder shall, without the written consent of the affected holder of such Option, materially and adversely alter or impair any rights or obligations in any Option theretofore granted to such holder under the Plan. No Option or SAR may be granted during any suspension of the Plan or after the termination of the Plan.

14.  Nature of Plan.

        This Plan is intended to constitute an unfunded arrangement for a select group of management, employees, consultants and directors.

15.  Cancellation of Options or SAR.

        Any Option or SAR granted under this Plan may be cancelled at any time with the written consent of the holder, and a new Option or new SAR may be granted to such holder in lieu thereof.

16.  Withholding Taxes.

        Whenever Shares are to be issued or transferred with respect to the exercise of Options or amounts are to be paid or income earned with respect to SARs under this Plan, the Committee in its discretion may require the Participant to remit to the Employer Subsidiary, prior to the issuance or transfer of such Shares or the payment of any such amounts, all or any part of the amount determined in the Committee's discretion to be sufficient to satisfy any federal, state, local or other withholding tax obligations that the Employer Subsidiary or its counsel determines may arise with respect to such exercise, issuance, transfer or payment. Pursuant to a procedure established by the Committee or as set forth in the stock option agreement, the Participant may (a) request the Employer Subsidiary to withhold delivery of a sufficient number of Shares or a sufficient amount of the Participant's compensation or (b) deliver a sufficient number of previously issued Shares to satisfy the withholding obligation.

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  Exhibit 4.7
INCENTIVE STOCK OPTION PLAN FOR EMPLOYEES OF THE ENGLISH AND WELSH SUBSIDIARIES OF GUCCI GROUP N.V.